August __, 2007

Hidary Group Acquisitions, LLC
10 West 33rd Street, 9th Floor
New York, NY 10001

Ladies and Gentlemen:

Reference is made to (i) the Agreement and Plan of Merger dated as of June 1, 2007 (the “Merger Agreement”), by and among Hidary Group Acquisitions, LLC, a Delaware limited liability company (“Hidary”), Hidary Group Acquisitions, Inc., a Delaware corporation (“Merger Sub”), and Everlast Worldwide Inc., a Delaware corporation (the “Company”), (ii) the Interim Investors Agreement dated as of June 1, 2007 (the “Interim Investors Agreement”), by and among Hidary, the undersigned investor and the other parties thereto, (iii) the Equity Commitment Letter dated _________, 2007 (the “Equity Commitment Letter”), by the undersigned investor in favor of Hidary, and (iv) the Limited Guarantee dated _______, 2007 (the “Guarantee” and together with the Interim Investors Agreement and the Equity Commitment Letters, the “Investor Documents”), by the undersigned investor in favor of the Company.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Hidary and the undersigned investor acknowledges and agrees that notwithstanding any provisions in the Investor Documents regarding the termination of the Merger Agreement, none of the Investor Documents will be deemed to have been terminated and that the provisions thereof will be deemed to remain in full force and effect and shall apply, mutatis mutandis, to any agreement and plan of merger entered into among Hidary, Merger Sub and the Company, as such agreement may be amended, modified or supplemented from time to time.

This letter shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflict of laws thereof.

Sincerely, [INVESTOR] By: ___________________________ Name: Title:

Acknowledged and Agreed to
as of the date set forth above:

HIDARY GROUP ACQUISITIONS, LLC
By: The Hidary Group LLC,
        its managing member

By: ______________________________
       Name: Jack D. Hidary
        Title:  Managing Member